AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 12, 2000
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             SBC COMMUNICATIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                   43-1301883
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)
                              175 E. HOUSTON STREET
                          SAN ANTONIO, TEXAS 78205-2233
                                 (210) 821-4105
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                  CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                   ----------
                                   JUDITH SAHM
                             SBC COMMUNICATIONS INC.
                        175 E. HOUSTON STREET, 11TH FLOOR
                          SAN ANTONIO, TEXAS 78205-2233
                                 (210) 821-4105
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                   CODE, OF AGENT FOR SERVICE FOR REGISTRANT)
     WAYNE WIRTZ, ESQ.              COPIES TO:         JOHN T. BOSTELMAN, ESQ.
   SBC COMMUNICATIONS INC.                               SULLIVAN & CROMWELL
    15 E. HOUSTON STREET                                   125 BROAD STREET
SAN ANTONIO, TEXAS 78205-2233                           NEW YORK, NEW YORK 10004
      (210) 821-4105                                        (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                     Proposed maximum       Proposed maximum        Amount of
---------------------------------------------------  Amount to be   offering price per     aggregate offering      registration
Title of each class of securities to be registered    registered         unit (1)               price (1)               fee
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities (2)...............................
Preferred Stock (3)...............................
Depositary Shares representing Preferred Stock (4)        (7)                 (7)          $7,500,000,000(8)(9)    $1,556,610 (9)
Common Stock (5) (6)..............................
=================================================================================================================================

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies. If any Debt Securities are issued at original issue discount, then additional Debt Securities may be issued so long as the aggregate initial offering price of all such Debt Securities, together with the initial offering price of all other Securities registered and offered hereunder, does not exceed the amount registered hereunder. The amount set forth above represents the maximum aggregate offering price to the public of the Securities offered hereby.
(2) Such indeterminate amount of Debt Securities as may be issued from time to time.
(3) Such indeterminate number of shares of Preferred Stock as may be issued from time to time at indeterminate prices or issuable upon conversion of Debt Securities or other Preferred Stock.
(4) To be evidenced by Depositary Receipts and representing an interest in all or a specified portion of a share of Preferred Stock. In the event that fractional interests in shares of the Preferred Stock registered hereunder are offered, Depositary Receipts will be distributed to the persons acquiring such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.
(5) Such indeterminate number of shares of Common Stock as may be issued from time to time at indeterminate prices or issuable upon conversion of Debt Securities or Preferred Stock.
(6) Includes rights to purchase Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the Common Stock.
(7) The aggregate amount to be registered and the aggregate offering price per unit have been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated on the basis of the maximum offering price of all securities listed in accordance with Rule 457(o) under the Securities Act of 1933.
(8) No separate consideration will be received for the Depositary Shares, or the Preferred Stock, Depositary Shares or Common Stock issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.
(9) Under Rule 429 under the Securities Act of 1933, the Prospectus constituting a part of this Registration Statement also relates to $1,603,750,000 of unsold Securities registered by SBC under the Securities Act of 1933 in Registration Statement No. 33-56909. Only an additional $5,896,250,000 in Securities are being registered hereunder. The registration fee has been calculated based on the additional Securities registered.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MAY 12, 2000.

PROSPECTUS

                               U.S. $7,500,000,000
[LOGO]                       SBC COMMUNICATIONS INC.
                                ----------------

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                  COMMON STOCK

                                ----------------

         By this prospectus, we may offer from time to time up to U.S.$7,500,000,000 of debt securities, shares of preferred stock, depositary shares representing fractions of shares of preferred stock, or shares of common stock.

                                ----------------

         When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

         Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "SBC". Any common stock offered will be listed, subject to notice of issuance, on these exchanges.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------











                     The date of this Prospectus is , 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                           Page


Description of SBC Communications Inc..........................................1

Ratio of Earnings to Fixed Charges.............................................1

Use of Proceeds................................................................1

Summary Description of the Securities We May Issue.............................2

Description of Debt Securities We May Offer....................................2

Description of Preferred Stock................................................14

Description of Series A Preferred Stock.......................................15

Description of Depositary Shares..............................................16

Description of Common Stock...................................................20

Plan of Distribution..........................................................22

Legal Opinions................................................................23

Experts.......................................................................23

Documents Incorporated by Reference...........................................23

Where You Can Find More Information...........................................24

                     DESCRIPTION OF SBC COMMUNICATIONS INC.


         SBC Communications Inc. is a holding company incorporated under the laws of the State of Delaware in 1983. Through our subsidiaries, we provide wireline and wireless telecommunications services and equipment, directory advertising, and electronic commerce services and software, among other products and services. Our principal executive offices are located at 175 E. Houston Street, San Antonio, Texas 78205-2233. Our telephone number is 210-821-4105. We maintain an Internet site at the following location (which is not an active link): http://www.sbc.com.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges of SBC for the periods indicated. At March 31, 2000, no preferred stock was outstanding.

            THREE MONTHS
            ENDED MARCH 31        YEAR ENDED DECEMBER 31,
            --------------        -----------------------

             1999  2000        1995  1996  1997  1998  1999
             ----  ----        ----  ----  ----  ----  ----
             7.17  6.68        5.80  5.67  4.10  6.79  6.52

         For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).

                                 USE OF PROCEEDS

         Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of the securities for the following corporate purposes:

o   to provide funds to repay our long- and short-term debt, if any,

o   to provide the funds we need to diversify our activities,

o   to provide funds for our subsidiaries, and

o   to provide funds for our general corporate purposes.

               SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

         We may use this prospectus to offer up to U.S. $7,500,000,000 (or the equivalent) of:

o Senior debt securities. These debt securities may be convertible or exchangeable into preferred stock, depositary shares, common stock or equity securities of a third party issuer. They will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt.

o Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other preferred stock, including depositary shares, common stock or equity securities of a third party issuer. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

o Depositary shares. We have the option of issuing depositary shares that would represent a fraction of a share of preferred stock.

o    Common stock, par value $1.00 per share.

         In the case of securities that are exchangeable for securities of a third party issuer, the applicable prospectus supplement will give you more information about this issuer, the terms of its securities and the document in which they are described. Our securities include securities denominated in U.S. dollars, but we can choose to issue securities in any other currency, including the Euro.

         A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

                   DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

         As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee for you. The trustee has two main roles:

o First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "--Remedies if an Event of Default Occurs".

o Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices.

         We may issue as many distinct series of securities under the indenture as we wish. This section summarizes terms of the securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

THIS SECTION IS ONLY A SUMMARY

         This section and your prospectus supplement summarize all the material terms of the indenture and your debt securities. They do not, however, describe every aspect of the indenture and your debt securities.

         The indenture and its associated documents, including your debt securities, contain the full text of the matters described in this section and your prospectus supplement. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "--Where You Can Find More Information" below for information on how to obtain a copy. Section references in the description that follows relate to the indenture.

LEGAL OWNERSHIP OF DEBT SECURITIES

         We can issue debt securities in registered or bearer form or both, or in the form of one or more global securities. We refer to those who have debt securities registered in their own names on the books that we or the trustee maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names, as "indirect holders" of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

         We may issue debt securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means debt securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

         For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

         As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

STREET NAME HOLDERS

         In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

         For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

LEGAL HOLDERS

         Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

         For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose - e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture - we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

         When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR HOLDERS OF BEARER DEBT SECURITIES

         We will offer debt securities in bearer form only outside of the United States to non-U.S. persons. You generally are a non-U.S. person if you are not:

o    a citizen or resident of the United States;

o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

o an estate the income of which is subject to United States federal income taxation regardless of its source; or

o a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

         In addition, we may offer bearer securities to offices of some U.S. financial institutions who have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the prospectus supplement.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

         If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

o    how it handles securities payments and notices;

o    whether it imposes fees or charges;

o    how it would handle a request for the holders' consent, if ever required;

o whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

o how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

o if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

WHAT IS A GLOBAL SECURITY?

         A global security is a security held by a depositary which represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

         Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select.

The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

         A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

         If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "--Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

         As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

         If debt securities are issued only in the form of a global security, an investor should be aware of the following:

o An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

o An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "--Legal Ownership of Debt Securities" above;

o An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

o An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

o The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

o The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

o Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

         In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under "--Legal Ownership of Debt Securities."

         The global security will terminate when the following special situations occur:

o if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

o    if we notify the trustee that we wish to terminate that global security; or

o if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under "--Default and Related Matters".

         The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary - and not we or the trustee - is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 2.08(f) and (g))

         IN THE REMAINDER OF THIS SECTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED "LEGAL OWNERSHIP OF DEBT SECURITIES".

OVERVIEW OF REMAINDER OF THIS SECTION

The remainder of this section summarizes:

o ADDITIONAL MECHANICS relevant to the securities under normal circumstances, such as how you transfer ownership and where we make payments;

o Your rights under several SPECIAL SITUATIONS, such as if we merge with another company, or if we want to change a term of the securities; and

o    YOUR RIGHTS IF WE DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

The securities will be issued:

o    in fully registered or in unregistered (bearer) form; and

o    in denominations that are even multiples of $1,000. (Section 2.02(a)(8))

         You may have your securities broken into more securities of smaller denominations or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange". (Section 2.08(a))

         If you are holding bearer securities and it is permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered or bearer debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

         You may exchange or transfer your securities at the office of the registrar. The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. We have appointed The Bank of New York to perform the role of registrar. We may change this appointment to another entity or perform it ourselves. In order to exchange bearer securities, you have to deliver them to the paying agent, together with all unmatured coupons for interest and all matured coupons in default. (Section 2.08(b))

         We can designate additional registrars or paying agents, acceptable to the trustee, and they would be named in the prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a registrar and paying agent office in the Borough of Manhattan in New York City. If at any time we do not maintain a registrar or paying agent, the trustee will act as such.(Section 2.04)

         There is no charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the registrar is satisfied with your proof of ownership. (Section 2.08)

         At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.08(d))

REPLACING YOUR LOST OR DESTROYED CERTIFICATES

         If you bring a mutilated certificate or coupon to the trustee, we will issue a new certificate or coupon to you in exchange for the mutilated one. Please note that the trustee may have additional requirements that you must meet in order to do this. (Section 2.09)

         If you claim that a certificate or coupon has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate or coupon if you meet the trustee's requirements. Also, we may require you to provide reasonable security or indemnity to protect us from any loss we may incur from replacing your certificates or coupons. We may also charge you for our expenses in replacing your security. (Section 2.09)

PAYMENT AND PAYING AGENTS

         We will pay interest to you if you are a direct holder listed in the registrar's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and is stated in the prospectus supplement. (Section 2.05) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest."

         We will pay interest, principal and any other money due on the securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 2.05)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

         We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you if we change the paying agents for any particular series of securities. (Section 2.04)

PAYMENT OF BEARER SECURITIES

         We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You have to present your coupons at a paying agency of SBC located outside of the United States. We will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States. (Section 2.05(c))

         You can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit. (Section 2.07(b))

NOTICES

         We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the trustee's records. (Section 10.02)

         Regardless of who acts as paying agent, all money we forward to a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 8.03)

SPECIAL SITUATIONS

MERGERS AND SIMILAR TRANSACTIONS

         We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

o Where we merge out of existence or sell our assets, the other company may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of a State or the District of Columbia or under federal law.

o The company we merge into or sell to must agree to be legally responsible for our debt securities.

o The merger, sale of assets or other transaction must not cause a default on the securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under "--Events of Default--What Is an Event of Default?". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 5.01)

MODIFICATION AND WAIVER OF YOUR CONTRACTUAL RIGHTS

         Under certain circumstances, we can make changes to the indenture and the securities. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all. (Sections 9.01 - 9.06)

         Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. Following is a list of those types of changes:

o reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

o reduce the rate of interest on any security or change the time for payment of interest;

o reduce the principal due on any security or change the fixed maturity of any security;

o    waive a default in the payment of principal or interest on any security;

o    change the currency of payment on a security;

o in the case of convertible or exchangeable securities, make changes to your conversion or exchange rights that would be adverse to your interests;

o    change the right of holders to waive an existing default by majority vote;

o reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

o make any change to this list of changes that require your specific approval. (Section 9.02(a))

         Changes Requiring a Majority Vote. The second type of change to the indenture and the securities is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the securities. The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the securities listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 9.02(a))

         Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of securities. This type is limited to clarifications of ambiguous contract terms and other changes that would not adversely affect holders of the securities. (Section 9.01)

         Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

o For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the securities were accelerated to that date because of a default.

o For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

         Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. A security does not cease to be outstanding because we or an affiliate of us is holding the security. (Section 2.10)

         We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. However, the indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Section 9.02(b))

         "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR

INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE SECURITIES OR REQUEST A WAIVER.

DISCHARGE OF OUR OBLIGATIONS

         We can fully discharge ourselves from any payment or other obligations on the securities of any series if we make a deposit for you with the trustee. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

         However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the prospectus supplement.

         If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

         We will indemnify the trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Sections
8.01 - 8.04)

REDEMPTION

WE MAY CHOOSE TO REDEEM YOUR SECURITIES

         We may be able to pay off your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be mentioned in the prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

         If we choose to redeem your securities, we will mail written notice to you not less than 30 days prior to redemption, and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under "--Form, Exchange and Transfer" above. (Article 3)

LIENS ON ASSETS

         The indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

DEFAULT AND RELATED MATTERS

RANKING COMPARED TO OTHER CREDITORS

         The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default.

EVENTS OF DEFAULT

         You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

         What Is an Event of Default? The term "event of default" with respect to any series of securities means any of the following:

o We fail to make any interest payment on a security when it is due, and we do not cure this default within 90 days.

o We fail to make any payment of principal when it is due at the maturity of any security or upon redemption.

o We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

o We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

o    Any other event of default described in the prospectus supplement occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

         You will have the following remedies if an event of default occurs:

         Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of and any accrued interest on all the securities of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 6.02)

         Special Duties of Trustee. If an event of default occurs, the trustee will have some special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. (Section 7.01)

         Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an "indemnity". If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 6.05)

         Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

o You must give the trustee written notice that an event of default has occurred and remains uncured.

o The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

o The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

o During the 60-day period, the holders of a majority in principal amount of the securities of that series do not give the trustee a direction inconsistent with the request. (Section 6.06)

         However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 6.07)

WAIVER OF DEFAULT

         The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 6.04)

WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

         Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 4.03)

         The trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest. (Section 7.05)

         "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

ORIGINAL ISSUE DISCOUNT SECURITIES

         The debt securities may be issued as original issue discount securities, which will be offered and sold at a substantial discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under "--Remedies if an Event of Default Occurs" above.

CONVERSION OF CONVERTIBLE DEBT SECURITIES

         Your debt securities may be convertible into our preferred stock, including depositary shares representing preferred stock, or common stock, or they may be exchangeable for equity securities of another issuer if the prospectus supplement so provides. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities you will receive upon conversion or exchange. In addition, the prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price. In the case of exchangeable debt securities, the prospectus supplement will set forth information about the issuer for whose securities you would exchange your debt, or where that information can be found.

WE MAY NOT ADJUST THE EXCHANGE OR CONVERSION PRICE

         Unless it is specified in the prospectus supplement, we will not adjust the exchange or conversion price of your debt securities for interest on your securities or for any dividends payable on the new securities you will receive. However, if you convert or exchange your securities between a regular record date for the payment of interest and the next following interest payment date, you must include funds equal to the interest that would be payable on your securities on this following interest payment date. We are not required to issue fractional shares of preferred stock, depositary shares or common stock, but, unless we otherwise specify in the prospectus supplement, we will pay you a cash adjustment calculated on the basis of the following:

o for debt securities convertible into preferred stock or depositary shares, the liquidation preference of the series of preferred stock;

o    for common stock, the market value of the common stock; and

o for exchangeable debt securities, the market value of the securities that you will exchange your securities for.

TAX CONSEQUENCES

         You may be deemed to have received a distribution that would be taxed as a dividend under U.S. federal income tax law in a number of circumstances where you receive a distribution that results in an adjustment of the conversion or exchange price of your securities. In other circumstances, if your conversion or exchange price will not be adjusted, that may result in a taxable dividend on the common stock or preferred stock that you will receive upon conversion or on the securities that were exchanged for debt securities.

REGARDING THE TRUSTEE

         We maintain banking relationships in the ordinary course of business with the trustee. The trustee is also the trustee under indentures with others of our subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

         The following briefly summarizes the material terms of our preferred stock other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer, which will be described in more detail in the prospectus supplement relating to that series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. In addition, for each series of preferred stock, we will file a certificate of designations containing the specific terms of the series as an exhibit to the registration statement or we will incorporate it by reference before we issue any preferred stock.

GENERAL

         We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series. To establish a series of preferred stock the board must set the following terms:

o    the number of shares to be included in the series;

o the designation, powers, preferences and rights of the shares of the series;

o    the qualifications, limitations or restrictions of the series; and

o    the variations as between each series.

         Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Stockholders will not need to approve these resolutions.

         As of May 1, 2000, no shares of preferred stock were outstanding, but we have designated 8,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock issuable pursuant to a rights agreement, which is described below under "Description of Series A Preferred Stock". However, the rights exercisable under this plan expired on January 27, 1999, and we have not adopted a new rights plan.

TERMS CONTAINED IN PROSPECTUS SUPPLEMENT

         A prospectus supplement will contain the dividend, liquidation, redemption and voting rights of a series of preferred stock. The prospectus supplement will describe the following terms of a series of preferred stock:

o the designation and stated value per share of the preferred stock and the number of shares offered;

o    the amount of liquidation preference per share;

o the initial public offering price at which we will issue the preferred stock;

o the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

o    any redemption or sinking fund provisions;

o    any conversion or exchange rights;

o whether we have elected to offer depositary shares, as described below under "Description of Depositary Shares"; and

o any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

NO PREEMPTIVE RIGHTS

         The holders of preferred stock will have no preemptive rights to buy any additional shares. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement will describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

                     DESCRIPTION OF SERIES A PREFERRED STOCK

         The information set forth below summarizes some of the provisions of our Series A Junior Participating Preferred Stock. This series was never issued, but remains designated as a series, so we must describe it.

         Upon issuance, each share of Series A Preferred Stock is entitled to quarterly cash dividends. The Series A Preferred Stock is not redeemable. Each share of Series A Preferred Stock has 200 votes on all matters submitted to a vote of our stockholders, voting together as one class with the common stock. The Series A Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise. It is entitled to a liquidation preference if we should liquidate, dissolve or wind-up and to a preference in the payment of dividends over stock ranking junior as to dividends or upon liquidation. Up to 8,000,000 shares of Series A Preferred Stock are authorized for issuance.

                        DESCRIPTION OF DEPOSITARY SHARES

         We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to those depositary shares.

         We will describe the transfer agent for each series of preferred stock in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

         The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer. You should also read the deposit agreement relating to the particular series of preferred stock and the more detailed description of the deposit agreement in the prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

GENERAL

         We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement between us and a bank or trust company which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send you all reports and communications which we will deliver to the depositary and which we have to furnish to you.

         The following is a summary of the deposit agreement. For more complete information, you should read the entire agreement and the depositary receipt. Directions on how to obtain copies of these are provided under "--Where You Can Find More Information" below.

DEPOSITARY RECEIPTS

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement. We will either file the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus is a part, or we will incorporate them by reference into the registration statement.

         While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle you to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

         You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary has agreed to pay to you the cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. You will receive these distributions in proportion to the number of depositary shares you own. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

         In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

REDEMPTION OF DEPOSITARY SHARES

         If we redeem a series of preferred stock represented by depositary shares, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred shares. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the date fixed for redemption at the holders' addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all your rights as holders of the depositary shares will cease, except that you will still be entitled to receive any cash payable upon the redemption and any money or other property to which you were entitled at the time of redemption.

VOTING THE PREFERRED STOCK

         How do you vote? The depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you, if you are a holder of record at that time. The record date for determining if you are a holder of depositary shares is the same as the record date for the preferred stock. The materials you will receive will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct the depositary to vote the shares underlying your depositary receipts as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as you instruct. We agree to do anything the depositary asks us to do in order to enable it to vote as you instruct. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

CONVERSION OR EXCHANGE

         What happens when we convert preferred stock into other securities, or exchange it for securities of another company? The depositary will convert or exchange all your depositary shares on the same day that the preferred stock underlying your depositary receipts is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

         The exchange or conversion rate per depositary share will be equal to:

o the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share,

o plus all money and any other property represented by the depositary shares, and

o including all amounts paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not yet been paid.

         The following are some more terms of conversions and exchanges that you should keep in mind:

         The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of us. Nevertheless, if so specified in the applicable prospectus supplement, you may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert the preferred stock represented by the depositary shares into other shares of preferred stock or common stock of us or to exchange the preferred stock for securities of another issuer. If you have this right, we have agreed that we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If you are only converting part of your depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that you do not convert or exchange.

TAXATION

         As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition,

o no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement,

o the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock, and

o if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without your consent at any time. However, if the amendment adds or increases fees or charges or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, and you continue to hold your depositary receipts, you are deemed to agree to the amendment and to be bound by the amended deposit agreement.

         How may the deposit agreement be terminated? The deposit agreement automatically terminates if:

o    all outstanding depositary shares have been redeemed;

o each share of preferred stock has been converted into or exchanged for common stock; or

o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.

         We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give you notice of termination not less than 30 days before the termination date. Once you surrender your depositary receipts to the depositary, it will send you the number of whole or fractional shares of the series of preferred stock underlying your depositary receipts.

CHARGES OF DEPOSITARY AND THE EXPENSES

         We will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. You will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for your account.

LIMITATIONS ON OUR OBLIGATIONS AND LIABILITY TO HOLDERS OF DEPOSITARY RECEIPTS

         The deposit agreement expressly limits our obligations and the obligations of the depositary to you. It also limits our liability and the liability of the depositary. We and the depositary:

o are only obligated to take the actions specifically set forth in the deposit agreement in good faith;

o are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

o are not liable if either of us exercises discretion permitted under the deposit agreement;

o have no obligation to become involved in a lawsuit or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity;

o may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

         In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. The resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                           DESCRIPTION OF COMMON STOCK

         Our authorized share capital consists of 7,010,000,000 shares, of which 7,000,000,000 are common shares having a par value of $1 per share and 10,000,000 are preferred shares having a par value of $1 per share. As of April 28, 2000, 3,401,719,865 shares of common stock were outstanding. The common stock is listed on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "SBC".

         The following briefly summarizes the provisions of our restated certificate of incorporation and our bylaws that are important for you. Both documents are incorporated by reference as exhibits to the registration statement and you can obtain them as described below in "Where you can find more information".

         You should note that some of the provisions of our restated certificate of incorporation and the bylaws may tend to deter any potential unfriendly tender offers or other efforts to obtain control of us. At the same time, these provisions will tend to assure continuity of management and corporate policies and to induce any persons seeking control or a business combination with us to negotiate on terms acceptable to our then-elected board of directors.

GENERAL

         All outstanding shares of common stock are, and any shares of common stock offered will, when issued, be fully paid and nonassessable.

         We typically do not issue physical stock certificates. Instead, we record evidence of your stock ownership solely on our corporate records. However, we will issue a physical stock certificate to you if you so request.

         Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities and after the liquidation preference of holders of preferred stock has been satisfied.

         The transfer agent for the common stock is First Chicago Trust Company of New York, P.O. Box 2508, Jersey City, New Jersey 07303-2508.

DIVIDENDS

         Common stockholders are entitled to participate equally in dividends when dividends are declared by our board of directors out of funds legally available for dividends.

VOTING RIGHTS

         Each holder of common stock is entitled to one vote for each share for all matters voted on by common stockholders. Holders of common stock may not cumulate their votes in the election of directors. Directors are elected by a plurality of the votes cast, while all other matters are determined by a majority of the votes cast, unless otherwise required by law or our restated certificate of incorporation.

         At least 40% of the shares entitled to vote at the meeting must be present in person or by proxy, in order to constitute a quorum.


BOARD OF DIRECTORS

         Our bylaws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace our entire board of directors. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS

         Our bylaws also provide that a number of business combinations must be approved by an affirmative vote of the holders of 66% of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. A vote of approval is required for any of the following business combinations to which an interested stockholder beneficially owning more than ten percent of the voting stock or any of its affiliates is a party:

o    mergers or consolidations;

o sales, leases, exchanges, mortgages or other dispositions of property in excess of $10,000,000 fair market value;

o any issuance or transfer of securities of us or one of our subsidiaries having a fair market value of $10,000,000 or more;

o    any plan or proposal for liquidation or dissolution; and

o    reclassifications of securities or recapitalization of SBC.

         The 66% vote of approval is not required if :

o the business combination is approved by a majority of directors not affiliated with any interested stockholder; or

o the consideration received for their interest in SBC reflects a fair value for their interest in SBC, which is determined by a formula described in the bylaws; and

o certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information about the business combination to our stockholders.

AMENDMENT OF BYLAWS

         Our restated certificate of incorporation requires a two-thirds affirmative vote of the stockholders to amend any bylaw, which provides for:

o    the maximum number of directors on our board;

o    a classified board with staggered terms of office; or

o approval by the stockholders or by our board of directors of any business combination.

ACTION WITHOUT STOCKHOLDER MEETING

         Our restated certificate of incorporation also requires that stockholders representing at least two-thirds of the total number of shares must sign a written consent for any action without a meeting of the stockholders.

                              PLAN OF DISTRIBUTION

         We may sell securities to purchasers, directly through agents, dealers, or underwriters, or through a combination of any of those methods of sale.

         The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

THROUGH AGENTS

         We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the prospectus supplement. Any agent will be acting on a "best efforts" basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

TO DEALERS

         The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act of 1933.

TO UNDERWRITERS

         The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

CONVERTIBLE, REDEEMABLE AND EXCHANGEABLE SECURITIES

         If we choose to offer debt securities or preferred stock that is convertible, redeemable or exchangeable into or for third-party securities, we will identify in the applicable prospectus supplement:

o    the third party,

o    the third-party securities offered,

o all documents filed by the third party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the third party's last completed fiscal year, to the extent the third party is subject to the periodic reporting requirements of the Exchange Act, and

o    the document containing the description of the third-party securities.

         We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

         We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

o at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser, and

o if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

         The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

                                 LEGAL OPINIONS

         Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of SBC, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. As of May 10, 2000, Mr. Ellis owned less than 1% of the outstanding shares of SBC. Sullivan & Cromwell from time to time performs legal services for SBC.

                                     EXPERTS

         Our audited consolidated financial statements and financial statement schedules included in our annual report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference in this prospectus, have been examined by Ernst & Young LLP, independent auditors. They have been so incorporated in reliance on the report given on the authority of Ernst & Young LLP as experts in auditing and accounting. In addition, we are incorporating by reference the audited and consolidated financial statements and financial statement schedules for the years 1997 and 1998 of Ameritech Corporation, included in Ameritech's annual report on Form 10-K for the year ended December 31, 1998, which have been examined by Arthur Andersen LLP, independent public accountants. They have been so incorporated in reliance on the report given on the authority of Arthur Andersen LLP as experts in auditing and accounting.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed with the
SEC:

o    Our annual report on Form 10-K for the year ended December 31, 1999.

o    Our quarterly report on Form 10-Q for the quarter ended March 31, 2000.

o Our current reports on Form 8-K filed on January 13, 2000, January 25, 2000, January 28, 2000, February 22, 2000, April 10, 2000 and April 26,
     2000.

o Any other reports we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of effectiveness of the registration statement and prior to its effectiveness.

o We also incorporate by reference any documents that we filed with or furnished to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. If any statement in this prospectus conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document.

         If you request them, we will provide you with a free copy of any of the above documents, including exhibits specifically incorporated by reference in those documents. You may make your request by calling us at (210) 351-3049, or by writing to us at the following address:

                       SBC's Specialist-External Reporting
                             SBC Communications Inc.
                              175 E. Houston Street
                          San Antonio, Texas 78205-2233


                       WHERE YOU CAN FIND MORE INFORMATION

         As required by the Securities Act of 1933, we filed a registration statement (No. [ ] ) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses that we will have to pay in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. We will bear all of these expenses:


Filing Fee                                                            $1,556,610
Legal Fees and Expenses                                                $150,000*
Fees and Expenses of Trustee                                            $20,000*
Accountants' Fees and Expenses                                          $65,000*
Blue Sky Fees and Expenses                                              $25,000*
Miscellaneous Expenses                                                  $25,000*
                                                                      ----------
Total                                                                 $1,841,610
                                                                      ==========

-------------
*    Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         We have adopted provisions in our Bylaws which provide that we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by us or in our right, by reason of the fact that such person is or was our director, officer, employee or agent, or, while such person is or was a director, officer or employee of us, is or was serving at our request as a director, officer, employee, of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

         Our Bylaws further state that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of that person.

         Our Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

o    for any breach of the director's duty of loyalty to us or our stockholders;

o for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

o    under Section 174 of the DGCL; or

o    for any transaction from which a director derived an improper benefit.

         We may also enter into indemnification agreements with underwriters providing that underwriters have to indemnify and hold harmless our company, each of our directors, each officer who signed the registration statement and any person who controls us within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.


ITEM 16.  EXHIBITS.

         The following exhibits are on file with the SEC, and are incorporated into this prospectus by reference.


Exhibit Number
--------------

1-a* Form of Underwriting Agreement for debt securities.


1-b Form of Underwriting Agreement for preferred stock and/or depositary shares (to be filed by amendment or incorporation by reference herein prior to the issuance of preferred stock and/or depositary shares).


1-c Form of Underwriting Agreement for common stock (to be filed by amendment or incorporation by reference herein prior to the issuance of common stock).


4-a* Indenture, dated as of November 1, 1994, between SBC Communications Inc.
     (formerly Southwestern Bell Corporation) and The Bank of New York, as Trustee. The form or forms of debt securities with respect to each particular series of debt securities will be filed as an exhibit to a Current Report on Form 8-K of SBC Communications Inc. and incorporated herein by reference.


4-b Restated Certificate of Incorporation of SBC Communications Inc. (incorporated by reference to Exhibit 3-a to Quarterly Report on Form 10-Q of SBC Communications Inc. for the quarter ended March 31, 1998, File 1-8610).


4-c Bylaws, dated June 26, 1998 (incorporated by reference to Exhibit 3-c to Annual Report on Form 10-K of SBC Communications Inc. for the year ended December 31, 1998, File 1-8610).


4-d Form of Deposit Agreement, including form of depositary receipt for depositary shares (to be filed by amendment or incorporation by reference herein prior to the issuance of depositary shares).

5 Opinion of Mr. James D. Ellis, Senior Executive Vice President and General Counsel, SBC Communications Inc., as to the validity of the Securities to be issued by SBC.


12 Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Quarterly Report on Form 10-Q of SBC Communications Inc. for the quarter ended March 21, 2000, File 1-8610).


23-a Consent of Ernst & Young LLP, independent auditors.


23-b Consent of Arthur Andersen LLP, independent public accountants.


23-c Consent of Mr. James D. Ellis as contained in his opinion filed as Exhibit
     5.


24-a Power of Attorney of SBC.


24-b Power of Attorney of SBC.


24-c Power of Attorney of SBC.


25-a Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.

-------------------
* Incorporated by reference to the corresponding exhibits to the Registrant's registration statement on Form S-3 (No. 33-56909).


ITEM 17.  UNDERTAKINGS.


     (a)  The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


provided, however, that paragraphs (1)(i) and (ii) of this section do not apply if the information is on Form S-3, Form S-8 or Form F-3, and the required information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by SBC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Antonio, state of Texas, on the 12th day of May 2000.


                                  SBC Communications Inc.


                                  By  /s/ Donald E. Kiernan
                                      -------------------------------
                                      Donald E. Kiernan
                                      Senior Executive Vice President,
                                      Treasurer and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the 12th day of May 2000, in the capacities and on the date indicated.

Principal Executive Officer:  Edward E. Whitacre, Jr.*,
                                Chairman and Chief Executive Officer
Principal Financial and
Accounting Officer            Donald E. Kiernan,
                                Senior Executive Vice President, Treasurer and Chief Financial Officer

DIRECTORS:
XEdward E. Whitacre, Jr.*          By  /s/ Donald E. Kiernan
Clarence C. Barksdale*                -------------------------------
James E. Barnes*                   Donald E. Kiernan, as attorney-in-fact
August A. Busch, III*              and on his own behalf as Principal
XRoyce S. Caldwell                 Financial and Accounting Officer
William P. Clark*
Martin K. Eby, Jr.*                May 12, 2000
Herman E. Gallegos*
Jess T. Hay*
James A. Henderson*
Bobby R. Inman*
Charles F. Knight*
Lynn M. Martin*
John B. McCoy*
Mary S. Metz*
Toni Rembe*
S. Donley Ritchey*
Joyce M. Roche*
Carlos Slim Helu*
Laura D'Andrea Tyson*
Patricia P. Upton*

                                INDEX TO EXHIBITS

         The following exhibits are on file with the Securities and Exchange Commission and are incorporated into this prospectus by reference. On April 28, 1995, SBC filed an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the change in its name from Southwestern Bell Corporation to SBC Communications Inc. Except as otherwise noted, references to "Southwestern Bell Corporation" in the documents incorporated by reference are to the entity now known as "SBC Communications Inc."

Exhibit Number
--------------

1-a* Form of Underwriting Agreement for debt securities.

1-b Form of Underwriting Agreement for preferred stock and/or depositary shares (to be filed by amendment or incorporated by reference herein prior to the issuance of preferred stock and/or depositary shares).

1-c Form of Underwriting Agreement for common stock (to be filed by amendment or incorporated by reference herein prior to the issuance of common stock).

4-a* Indenture, dated as of November 1, 1994, between SBC Communications Inc.
     (formerly Southwestern Bell Corporation) and The Bank of New York, as Trustee. The form or forms of debt securities with respect to each particular series of debt securities will be filed as an exhibit to a Current Report on Form 8-K of SBC Communications Inc. and incorporated herein by reference.

4-b Restated Certificate of Incorporation of SBC Communications Inc. (incorporated by reference to Exhibit 3-a to Quarterly Report on Form 10-Q of SBC Communications Inc. for the quarter ended March 31, 1998, File 1-8610).

4-c Bylaws, dated June 26, 1998 (incorporated by reference to Exhibit 3-c to Annual Report on Form 10-K of SBC Communications Inc. for the year ended December 31, 1998, File 1-8610).

4-d Form of Deposit Agreement, including form of depositary receipt for depositary shares (to be filed by amendment or incorporated by reference herein prior to the issuance of depositary shares).

5 Opinion of Mr. James D. Ellis, Senior Executive Vice President and General Counsel, SBC Communications Inc., as to the validity of the Securities to be issued by SBC.

12 Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Quarterly Report on Form 10-Q of SBC Communications Inc. for the quarter ended March 21, 2000, File 1-8610).

23-a Consent of Ernst & Young LLP, independent auditors.

23-b Consent of Arthur Andersen LLP, independent public accountants.

23-c Consent of Mr. James D. Ellis as contained in his opinion filed as Exhibit
     5.

24-a Power of Attorney of SBC.

24-b Power of Attorney of SBC.

24-c Power of Attorney of SBC

25-a Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.

------------------------

* Incorporated by reference to the corresponding exhibits to the Registrant's registration statement on Form S-3 (No. 33-56909).